Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of EnPro Industries, Inc. of our report dated April 12, 2017 relating to the combined financial statements of Garlock Sealing Technologies LLC (a debtor-in-possession) and its subsidiaries and Garrison Litigation Management Group, Ltd. and subsidiary (debtors-in-possession) for the year ended December 31, 2016, which appears in EnPro Industries, Inc.’s Current Report on Form 8-K/A filed on October 5, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

October 5, 2017